EXHIBIT 99.2

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

10-28-09/10:00 a.m. CT

Confirmation # 32964355

L-1 IDENTITY SOLUTIONS INC

Moderator:  Lisa Cradit

October 28, 2009

11:00 a.m. EST

Operator:

Welcome to L-1 Identity Solutions Third Quarter 2009 Financial Results conference call. At this time all participants have been placed in a listen-only mode and the phone will be open for your questions following the presentation. If you would like to ask a question at that time, please press star one on your touch tone phone.

If at any point your question has been answered you may remove yourself from the queue by pressing the pound key. If you should require operator assistance, please press star zero. We ask that you please pick up your hand set to allow optimal sound quality. It is now my pleasure to turn the floor over to Lisa Cradit. Ms. Cradit, you may begin.

Lisa Cradit:

Good morning and thank you for joining us for L-1 Identity Solutions Third Quarter 2009 Financial Results conference call. Statements that representatives of L-1 Identity Solutions make during this call that are not historical facts are forward-looking statements made under the Safe Harbor provision of Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's current belief and assumptions and involve inherent risks and uncertainties. Any statements made today about future expectations or results are necessarily only estimates. Actual results could differ materially from any forward-looking expectations.

Factors that may cause differences between forward-looking expectations and future actual results are fully described in the company's SEC filing. The company expressly disclaims any obligation to revise or update any forward-

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

10-28-09/10:00 a.m. CT

Confirmation # 32964355

looking statements. Representatives of L-1 plan to use a number of defined financial terms during this morning's call such as adjusted EBITDA, organic growth, unlevered free cash flow and backlog.

Please refer to the company's earnings release issued this morning for further definition of and context for the use of these terms. With that, I'm now pleased to turn the call over to Bob LaPenta.

Bob LaPenta:

Good morning everyone. Thank you for participating in our third quarter earnings call. We released a detailed earnings report today and preliminary guidance for fiscal 2010. And before I go through my normal comments regarding the quarter and updating you regarding some opportunities, I'd like to address some items up front.

Number one, for the quarter we reported revenues that were roughly in line with guidance, maybe $3 or $4 million low, and we reported EBITDA at the top end of the range. For the year, we lowered guidance by about $25 million in revenue and we, again, reported EBITDA at the midpoint of the range.

So one of the obvious questions is well, how can you lower revenue guidance and keep your EBITDA basically in line with the guidance we provided at the beginning of the year? And the answer to that question is actually good news and that is we're seeing a lot more IP and Biometric traction which is yielding, a much higher gross margin.

Typically, you know, on a program there'd be a mix of product and IP and what we're seeing this year, and I think this is going to bode well for the future, is that our AFIS, our ABIS and our IP opportunities are increasing proportionately so we have a very favorable sales mix.

Conversely, if you look at our short fall in sales, it's coming from relatively low margin areas. We had expected higher sales from IBT or the Enrollment Services Group in the second half. And while they're having a great year, we had expected them to do even better with additional revenues in New York State and on the TWIC program which basically leveled off a lot sooner than we thought.

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

10-28-09/10:00 a.m. CT

Confirmation # 32964355

So although our Enrollment Services Group is up 45 percent for the 9-month period, we expect them to be up probably 50 percent for the year. Their revenues are a little lighter then we had originally expected. The other area where we had some sales erosion was in Government (Consulting) – the government Intel business. Now that's a reasonably profitable business at 15 percent roughly EBITDA, but again, its margins are much lower than the margins that we incur when we sell IP or when we deliver HIIDEs.

So basically it's a favorable sales mix and we expect that to continue on in the next year. I'll try and give you a little bit more color into what we put into our original estimate of what next year will look like. But I think the bottom line is we are seeing a lot more IP, ABIS opportunities, which is improving the profit and actually putting a little bit of pressure on the sales line.

Now when you look at our cash flow, you might say, "Well, what happened there? Your EBITDA is on target, why did you miss your Capex?" Basically it amounts to one State, California, they actually signed a contract a little sooner than we thought and that generated an additional Capex requirement this year of over $12 million.

On the other side of that, we had expected that when we incurred that $12 million, we would get a milestone payment of $3 or $4 million and that's not going to happen now until the first quarter. So basically the whole cash flow item for this year is California.

The sales mix is basically some government Intel, some of it due to government in-sourcing. And it's due to the Enrollment Services business, particularly TWIC, New York State, ramping up slower than we had expected. And again, those are not particularly high margin businesses.

So with that, and you may have additional questions on that, but I wanted to head some of those questions off up front. Let me just talk about, you know, what's going on in the year, what opportunities we're looking at and how some of our businesses are doing.

The Enrollment Services business as I indicated is doing exceedingly well. As we indicated in our release, we started the year with 700 enrollment

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

10-28-09/10:00 a.m. CT

Confirmation # 32964355

centers and right now we have over 1,000. We think this is a franchise business, we think it's going to continue to grow. States across the country are just implementing new laws requiring new groups of people to get background checks.

That's teachers, it's health care workers, it's police departments, it's education, it's mortgage brokers, right on down the line. So this is a business that we expect to continue growing and we're excited about that growth going forward.

In the Biometric group, as I indicated, I think they're having a terrific year. And I think its being really positioned well for the future, particularly with respect to national ID programs where their ABIS capabilities are being used as the database management capability.

We've had a great year with HIIDEs, we've delivered about 60 percent of our orders in the third quarter. We expect to deliver the rest without any new orders in the fourth quarter. They were selected as the de-facto standard for a large opportunity in India where we basically are going to be their iris matching capability.

And we're looking at a very nice opportunity in Mexico where we expect to have a decision within the next 30 to 45 days. We're teamed with Hewlett-Packard on that opportunity, it's for a national ID program and we think we're positioned well for that opportunity. We don't have any revenue for that in our forecast. If it should come in earlier, there could be some upside relative to that program.

Secure Credentialing is having a great booking year and as you're seeing that's both the good news and the bad news. Good news is as we've indicated in our press release, we have won every competitive opportunity we participated in, 16 out of 16 and I think we were notified yesterday that number is now 17 out of 17.

We're also negotiating with another large State, which we hope to book in the next 3 to 4 weeks. The good news there is that this bodes well for the future.

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

10-28-09/10:00 a.m. CT

Confirmation # 32964355

And as I noted in our press release, once we get through the initial complement of investment for facilities, printers and things that we have to stand up prior to starting to deliver on these new opportunities, cash flow is going to be terrific, and Jim will talk to you about some of the cash flow margins in that business.

So Secure Credentialing is having a good year; now they, versus our original forecast for the year, are down probably about $20 million. And that comes from a couple of areas. Number 1, passports this year are down over 30 percent; we thought they'd be down, but we didn't think they'd be down 30 percent.

Number 2, the Registered Traveler (RT) program where we had about $7 or $8 million in sales last year. We all read that that program basically was stopped and that resulted in about $6 million in sales reduction. And relative to RT, let me give you a quick update on that.

We are proceeding and we are becoming encouraged that that program is going to be restarted. We think L-1 will receive a contract to be the prime on that program and we're relatively confident that this thing could be started as early as the first quarter of next year.

You may recall I said I had about $5 million of investment, fixed asset software development on the balance sheet right now, that's looking like we're going to be able to recover that amount. They also had some softness in some of the driver's license sales and that resulted from some of the States like California being booked later than we anticipated. So we're not incurring – we're not getting the sales, but we are incurring the Capex. But overall Secure Credentialing is positioned very well.

We're looking forward to one TSA opportunity that we think we're in good position on. It's basically between us and two other companies. There have been three different RFPs issued for this, it's for an airport boarding pass program. That RFP is going to be reissued and we think the program is going to be awarded in the first quarter of next year. This could provide a nice opportunity for us next year.

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

10-28-09/10:00 a.m. CT

Confirmation # 32964355

You look at our Government Consulting group, the organic growth this year in that group is down from what we expected, we thought they'd be up north of 10-12 percent. They're going to be up about 5 percent for the year. They lost two competitive opportunities, one in particular that we thought we were very well-positioned on. They weren't successful in that opportunity.

And in the CIA in particular we're seeing increased effort on the part of the government to in-source some of the opportunities that we're working on. So their growth this year is going to be about 5 or 6 percent. And while we are bidding on new opportunities, particularly in the cyber area at ACI, we're being cautious on our guidance for that for next year.

So the bottom line is we have adjusted our guidance in sales for this year and we've maintained our EBITDA. That's due to a much better sales mix than we had originally anticipated. We lowered our cash flow guidance for this year and that's basically the result of California coming in, requiring us to stand up that facility sooner than we expected.

Next year we're looking at organic growth between 10 and 15 percent. And we factored basically one opportunity in that, that's the TSA opportunity at Secure Credentialing and it's the Mexico opportunity at Biometrics. So that's our preliminary estimate for next year. We have a high Capex again next year as we complete the build out on State contracts.

And as I've indicated in our note here, I expect 2011 and beyond to be very robust as we begin recovering these fixed asset investments over the driver's license deliveries in subsequent years. With that I'll turn it over to Jim to give you some more color on the numbers and then we'll open it up for Q&A.

Jim DePalma:

Thank you, Bob. The press release provides detail about the third quarter and 9-month results. I will provide some key points around our financial performance and positioning relative to the remainder of the year.

It's should be noted that Digimarc was acquired in August 2008. And therefore the results include only 2 months of activity with the 2008 third quarter. Overall, as Bob noted, the third quarter represented solid operational

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

10-28-09/10:00 a.m. CT

Confirmation # 32964355

performance by expanding our unique franchises and our integrated solutions. As highlighted by our growing margins and showing backlog. Our reported revenues for the quarter were up 12 percent to $173 million from $155 million reflecting strong demand for Biometric solutions and Enrollment Services.

There are several points regarding growth worth highlighting. The company continued its momentum in Secure Credentailing by capturing an additional $280 million of sole source business, securing our driver's license and passport franchises for an additional 5 plus years. We currently serve 45 Department of Motor Vehicles in the United States and we will continue to invest in this significant area over the next 12 months, which will drive future grown and cash flows.

Our Biometrics division continues to establish itself as the DoD, Department of Defense, platform of choice for multi-biometrics solutions as evidenced by continued demand for HIIDE and ABIS solutions. We shipped over $8 million of multi-mobile systems and booked another $6 million of HIIDEs during the quarter, which will bring our total presence to over 13,000 units.

Bob noted our success in ABIS and our momentum in solidifying our software and workflow as the agency standard for the coming years. Other areas of note include our Enrollment Services division, which continues to grow significantly; 42 percent in the third quarter, driven by demand in existing space, newly won States and key federal programs including TWIC and HazPrint.

Overall, our total backlog increased to $1.2 billion including unexercised options, the value was approximately $2 billion which continues to provide a solid base for significant future growth. Reported gross margins for the quarter approximated 32 percent with cash margins of 37 percent, ahead of our expectation and increased from last year reflecting our transition to a solution-driven enterprise.

Overall, operating expenses were flat quarter-over-quarter, and as a percentage of revenues was 24 percent, down from 26 percent due to our focus on leveraging infrastructure and implementing effective cost savings

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

10-28-09/10:00 a.m. CT

Confirmation # 32964355

strategies. Cash operating expenses as a percentage of revenues were approximately 20 percent, meeting our objectives, and will continue to decline into the next year.

As a result, adjusted EBITDA was $28.3 million, in excess of 16 percent of revenues. Our strength and value-added solutions and our continued focus on costs will continue to drive our EBITDA margins above 16 percent. Other items of note, total cash interest expense for the quarter was $7.1 million. We expect fourth quarter interest to approximate $7 million as we continue to invest in key Department of Motor Vehicle programs.

Weighted average shares outstanding increased to 86.0 million from 80 million in the prior year, reflecting equity issued in connection with 2008 acquisitions. The company continues to target 85 to 86 million shares on a fully diluted basis for the full year.

A few key items to note on the balance sheet; working capital for the year was virtually flat, reflecting effective management of our supply chain and inventory level relative to the growth and timing of sales. Capital spending for the 9 months was approximately $38 million, and as Bob noted, is expected to approximate $50 million for the full year, reflecting sole source awards and acceleration of time tables on a California program awarded going forward.

Our investments over the next 12 months will yield significant increases in operating cash flows once we complete our programs. Total debt for the company was $461 million, down from $464 million in the prior quarter due to principle repayments on our term loan. The debt balance is comprised of $286 million of term and $175 million of convertible debt. The company remains in compliance with all its financial covenants and we have full access to our revolving credit line.

Back to you, Bob.

Bob LaPenta:	And with that we'll open it up for questions.

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

10-28-09/10:00 a.m. CT

Confirmation # 32964355

Operator:

At this time, if you have a question or comment, please press star 1 on your touchtone phone. We ask that you limit your question to one to per caller. If at any point your question is answered, you may remove yourself from the queue by pressing the pound key. If you do have additional questions, we ask that you please re-enter the queue.

Again, we do ask that you pose your question you please pick up your handset to provide optimal sound quality. Thank you. Our first question is coming from (Daniel Meron) with RBC Capital.

Daniel Meron:	Thank you. Hello Bob and Jim.

Bob LaPenta	Hi, Dan.

(Daniel Meron):

Hey. So I'm trying to basically understand the difference between the growth of the backlog and the lower outlook for next year. Is this basically that we're going to see slower (inaudible) of orders into (inaudible) into the revenue here?

Bob LaPenta:

No. And again, I should mention we have not completed our planning process for next year, but we wanted to get some guidance out there based on the backlog of the individual units and what we saw as deliverable at backlog next year.

So we modeled it looking at the credentialing business and what they're going to be delivering on driver's licenses. We made some projections on passports. But relative to new business, the only new business we included in that forecast for next year was this TSA program that I talked about where we think we're in a good position and that will generate about $10, $15 million in revenue.

When it comes to the other businesses, we basically forecasted no material new wins in the Intel (Government Consulting) group, and so we forecasted modest organic growth for the Intel (Government Consulting) group. When we got to Biometrics, we forecasted that they would continue to perform on existing programs, we would complete – substantially complete our program

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

10-28-09/10:00 a.m. CT

Confirmation # 32964355

in the Middle East and that would require additional HIIDE deliveries next year for that customer. That's part of backlog.

And we assumed a measure of win in this Latin American opportunity that we think we're well positioned for. Enrollment Services, we did not factor in any additional wins and we basically rolled out their run rate for the fourth quarter of this year. Again, no major new State wins and there a couple of competitions coming up – one is in Massachusetts and one is in Pennsylvania. So, you know, our guidance we think is very reasonable and our cash flow and EBITDA, I think we feel relatively comfortable that we're going to achieve it.

Daniel Meron:	OK. Thank you. Good luck.

Operator:	Our next question comes from Paul Coster with JP Morgan.

Paul Coster:	Hi. Good morning. I've got actually three very quick questions. First of all on the DMV business, how does that ramp during calendar year '10? Is it sort of back end loaded?

Bob LaPenta:

No, I would expect it to start to ramp in the first quarter and continue throughout the year. The driver's license business this year – I just have some pro-forma numbers, it looks like this year, driver's license and international ID cards – and this doesn’t include facial recognition, document authentication - is going to go from a pro-forma number of about $140 million in 2008 to a pro-forma number of about, oh I want to say close to $150 to $155 million in 2009.

We would expect that number to ramp up proportionately next year as these new contracts that we're spending this Capex on begin to ramp. So we're looking at next year not having anywhere near the second half ramp that we had this year.

Paul Coster:	All right. The SpecTel business and the in-sourcing, do you feel that the growth will be difficult in that segment next year?

Bob LaPenta:	You know, I think this is an initiative that the government is serious about. We're seeing in particularly in one agency, and that’s the CIA, and you know

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

10-28-09/10:00 a.m. CT

Confirmation # 32964355

this year SpecTel is going to grow. Their organic growth is up about 5 percent. We thought they were going to be up 20 percent this year.

There were three large opportunities and, you know, we were unsuccessful on two of them and the rate at which the customer is trying to recruit some of our people has accelerated. So, as opposed to having 20 percent growth, they're going to come in with about 7 or 8 percent growth this year. We're looking at some good opportunities. We have great management in that division and I feel confident that, you know, that next year we'll start seeing some growth again in that space.

We're excited about ACI and the opportunities and some of the prime opportunities they're looking at in the cyber space and McClendon is doing very well also. So again, you know, the growth wasn’t what we'd hoped it would be this year. That resulted, you know, in lower sales, but thankfully those are being made up by Biometrics and IP revenue.

Paul Coster:

All right, last question. You've baked Mexico into your guidance or Latin American contracts into your guidance, but it's doesn’t sort of move the needle greatly. Am I correct in thinking that the Mexico revenue option is sort of under $10 million?

Bob LaPenta:

You know, we factored it in our forecast, but it's more than that, Paul. And again, I mentioned we're teamed with HP. We think that award is going to be made sometime in December. President Calderón has indicated that he wants to start implementing – standing up that program in January. So we discounted it in our forecast, but it's larger than that number.

Paul Coster:	All right, great. Thank you.

Bob LaPenta:	You're welcome.

Operator:	Our next question comes from John Croke with Jeffries & Company.

John Croke:	Good morning.

Bob LaPenta:	Hi, John.

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

10-28-09/10:00 a.m. CT

Confirmation # 32964355

John Croke:

Just three quick questions on the credentialing business. The 16 for 16 or I guess the 17 for 17 hit rates are pretty impressive. I was just wondering if you can give any color on the competitive dynamics there. Are there any new faces showing up at these competitions or is it the same old cast of characters? And how has pricing been on these new opportunities? Has there been a need to get a little tighter on pricing? Or are you still able to win on capabilities?

Bob LaPenta:

That’s a great question. Those of you that, you know, have attended the investor conferences and what not and you know there we were talking about the opportunity in DLs (driver’s licenses) and whether it will be a Real ID or whether it’s a Pass ID.

We have incorporated in these new wins, and many of the States are already implementing a lot of the Real ID/Pass ID initiatives, so we're putting facial recognition in, we're putting document authentication in, we're putting in, and the States are requiring a higher quality, more secure card.

So to answer your question, we are seeing an increase in card prices of somewhere around 30 or 40 percent. We think that’s going to bode well for us in the future. We are not seeing any new competitors thus far. We're competing, you know, because of our relationship with the customers, our knowledge of these programs, and the fact that we are able to provide all of the biometric and card technology as opposed to our competitors that have to get it from outside sources.

John Croke:

Great. And just in terms of trying to scale where we are in this current wave of enhancements and upgrades, whether it's Real ID, Pass ID or whatever you call it. You know, you've got 17 here in the bag year-to-date. Just looking at all 50 states, can you give us kind of a rough order of magnitude of where we are? Have more than 50 percent of the states taken a big step in the direction of Real ID or where are we in that process?

Bob LaPenta:

I think over 30 States now have implemented facial recognition. A number of those States include the ones that are I'm talking about in this 17 out of 17. So next year we're expecting six more, I think, major competitions.

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

10-28-09/10:00 a.m. CT

Confirmation # 32964355

I'm hoping that we fare as well. We've assumed we would win a high percentage of those when we came up with our estimated Capex for next year. But as I indicated in our release, 2011, you're going to start to see very robust cash flow and I think very impressive organic growth in that space.

John Croke:	Great. And that leads into my third and final question. Can you give us any kind of sense to what a normalized Capex number would be in 2011 and beyond?

Bob LaPenta:	That’s a great question. We talked about that at length last night and we think a normal number will be somewhere in the $25 million range.

John Croke:	Excellent. All right, thank you very much.

Bob LaPenta:	Twenty to 25, Jim says.

Operator:	Our next question comes from Michael French with Morgan Joseph.

Michael French:	Good morning, gentlemen.

Bob LaPenta:	Good morning.

Michael French:	What is the approximate value of the new deliveries for the Mideast opportunities? It's in the Biometric guidance?

Bob LaPenta:	That is one program. It's in backlog and the revenue on that next year will be somewhere between $10 and $15 million.

Michael French:	OK. And just a question on California. Where are they in terms of facial recognition and when do you expect a final resolution on that?

Bob LaPenta:	They issued a contract, I think we reported, without the facial recognition. That's going to go to a vote. (Doni) do you – you've talked to them a lot about that. You know when that's going to happen?

Doni Fordyce:	We don't know. We really haven’t factored that into our guidance.

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

10-28-09/10:00 a.m. CT

Confirmation # 32964355

Michael French:	Right one thing as potential upside, it's a large State so maybe, you know, it's a meaningful, you know, there could be meaningful value there.

Bob LaPenta:	I think everybody on the phone and everybody at this table would like to see us beat every metric next year, and that's what we're going to be focused on.

Michael French:	OK, great, thank you and good luck.

Operator:	Your next question comes from Jim Ricchiuti of Needham & Company.

Jim Ricchiuti:	Thank you. It sounds like you're anticipating pretty strong organic growth in Q4. What drives that especially in light of the little more modest organic growth in Q3?

Bob LaPenta:

Most of that is coming out of backlog. There is one program that we talked about on a prior phone call. It's for an IP license. It's in procurement. The customer is working on it. It's funded. We think it has a 90 percent probability, but that could impact sales and profit $5 to $6 million.

Jim Ricchiuti:	OK. And one quick follow-up if I may, 2010, the guidance that you've given, can you talk a little bit about where you see the debt pay down in next year?

Bob LaPenta:	Next year, I think our requirement is what, Jim, $20 million?

(Jim):	Twenty million dollars.

Bob LaPenta:	Yes.

Jim Ricchiuti:	OK, thank you.

Operator:	Our next question comes from Brian Gueswale of Raymond James

(Matt Bjorn):

Hi, this (Matt Bjorn) speaking in for Brian. I just had a quick question on Passports, you mentioned it down 30 percent year-over-year. I was wonder if you're starting to see any stabilization there or perhaps maybe an uptick or anything like that due to the Western Hemisphere Travel Initiative?

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

10-28-09/10:00 a.m. CT

Confirmation # 32964355

Bob LaPenta:

Well no. The, you know, you've got to separate the two programs. I think, you know, there's the Pass Card program which is the Western Hemisphere Travel Initiative. And the only anomaly is, and we pointed it out in our release, was last year we included an initial complement of cards and the initial complement of printers.

So we don't have the printers this year. So the revenue on the Pass Card program is going from $19 million last year to $14 million this year. And we think that's, you know, relatively steady state. When you look at the Passport now, last year we did about $33 million, and it looks like this year we're going to do about $20 million.

So that's a major decrease, and by the way, that's a relatively profitable program. You will see that – or we announced that we had recently gotten a 5-year extension valued at up to $195 million. Based on what we're seeing in the travel space, we would expect next year to improve off of the $20 million, but we're not projecting any substantial improvement.

Matt Bjorn:	OK, thank you.

Operator:	Our next question comes from Michael Kim with Imperial Capital.

Michael Kim:	Hi, good morning.

Male:	Hi Mike.

Michael Kim:

Just a quick question. On RT, you mentioned that there's an opportunity to be prime, you know, possibly as early as next – or first quarter next year assuming that it restarts. You know, as the prime would – is it your expectation then you've seen (alpha) revenue opportunity above kind of that $7- $8 million that you historically had seen in that business?

Male:	Yes.

Michael Kim:	And can you, you know, quantify maybe scale-wise, you know, how much greater that potentially...

Bob LaPenta:	Again, I don't want you to add this to our numbers.

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

10-28-09/10:00 a.m. CT

Confirmation # 32964355

Michael Kim:	Sure.

Bob LaPenta:	But based on what we're looking at, as a prime, it would be somewhere in the $10 million to $15 million area.

Michael Kim:

OK. And then on the enrollment center side, you guys, I think you mentioned you're up to 1,000 now. You have a target for where you might exit next year just given the pipeline of opportunities that you're seeing now?

Bob LaPenta:

There are two large States that we're going to be competing on relatively early next year. They, depending on, you know, when they will award. If we won them, if they were awarded, they would add – the run rate in those two States could be as much as an incremental $10 to $15 million.

Again, we don't have that in our forecast. We don't know when the competition is going to take place, and we don't know if we're going to win. So just based on a run rate, and assuming kind of, you know, a level run rate on TWIC, which is lower than we had anticipated, TWIC revenue this year is going to be about, let me see, I think it's going to be about $18 million – it's going to be about $18 million then. Let me just give you a number there.

TWIC revenue this year is going to be $20 million. We think, you know, next year it could be about, you know, the same run rate. They're going to exit the year, that is Enrollment (Services), with a run rate of somewhere between $30 and $32 million. So and we think New York State will continue to ramp. There are a lot of additional agencies that are beginning to sign on to that program. So next year we think IBT (Enrollment Services) could do north of $150 million. Or Enrollment (Services) could do north of $150 million versus this year, $118 million.

Michael Kim:

Wow, OK. And then just in the international side, you know, are there other national, you know, significant national ID opportunities that you guys, you know, are bidding for or you anticipate to bid for next year?

Bob LaPenta:	Yes, there's one in Chile which is a $300 million opportunity. We have a very strong team there. The good news there is, you know, if we win that, it would

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

10-28-09/10:00 a.m. CT

Confirmation # 32964355

be a great program. The bad news is there'd be an additional capital requirement. But for that, you know, there's going to be negative cash flow in the early part of that program.

For that, we would probably go, you know, we've had interest on a number people that want to become our partner, and they want to own the capital because it's a long-term program and, you know, basically like a lease opportunity.

So if we did win Chile, we'd probably go look at partnering with somebody to provide the upfront capital, and the best of all worlds there would be an operating lease. But again, that would be incremental EBITDA, but it could be offset a little bit if we go to an operating lease. We're looking at a large opportunity in India. We're looking at two opportunities in Africa, particularly in Kenya and Nigeria.

Jim DePalma:	Nigeria

Bob LaPenta:

Nigeria. And we're looking at an opportunity in the U.K. on a program called MIDAS which is basically a distributed biometric system for their police department. And, you know, again, we've spent a lot of time with the customer. They like our solution. I don't know if we're going to win. But, you know, those are kind of the (inaudible) that we're looking at right now.

Michael Kim:

And then, just on Biometrics, I don't know if you mentioned this earlier, but and any thoughts you can provide on HIIDE particularly, you know, military orders for next year, and you know, how we might start to think about that part of your business?

Bob LaPenta:

We, you know, there's going to be a re-compete on HIIDE next year. Now as I indicted in a prior call, I'm not sure whether it was the second quarter or the first quarter, we are going to have a very, very nice – I'll call it a lower end device, you know, higher quality finger, face, maybe not the super-duper quality iris that we have in HIIDE and the large matching capabilities of some of the other features we have.

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But what we're going to start to develop after that, and it's already on the drawing board, is a – we call it Blackberry-type HIIDE. That's going to be a very, you know, sexy, you know, capable device. We're going to start working on that next year.

As far as sales, we think the HIIDE 4 and HIIDE 5 have legs. We think we're going to sell those to some of these international opportunities that I talked about and some of these border opportunities and, you know, we've been working – and Joseph Atick has been spending about 80 percent of his time in the Middle East and India, and we believe next year we're going to have or second and possibly third customer for HIIDE, either 4 or 5.

Michael Kim:	And on the military – anything on the military side?

Bob LaPenta:

You know, again, there's going to be a re-compete. I'm not sure what the size of that contract's going to be, but I would expect – you know, we have 13,000 units out there. There's going to be attrition, there's going to have be a buy. I think you saw replacing some of those units, but again, I'm not really forecasting any large amount.

Michael Kim:	OK, great, thank you very much.

Operator:	Our next question comes from Brian Ruttenbur with Morgan Keegan.

Brian Ruttenbur:

OK, thank you very much. I was wondering if you could give us a breakdown of revenue for '09 by segment, what you anticipate. You've given it on a total amount, but I was just wondering if you could give us a broad rough..

Bob LaPenta:	Well you mean Services and Solutions?

Bob LaPenta:	Yes, we can give Services and Solutions.

Jim DePalma:	Services and Solutions.

Brian Ruttenbur:	Yes.

Bob LaPenta:	It's almost 50/50 but (inaudible)...

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Moderator: Lisa Cradit

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Confirmation # 32964355

Bob LaPenta:	I think Solutions is a little higher than Services, we have that number. What do you have? I think it was 51/49 or 48 solutions over services.

Jim DePalma:	Yes, I could get you that for the third quarter.

Brian Ruttenbur:	OK.

Jim DePalma:	It is for the third quarter, solutions was 88.5 and services 84.

Brian Ruttenbur:	OK, and then on the year, it's roughly 51 percent solutions and 49 percent services?

Bob LaPenta:	I would say for the 9 months to date, it's about 50/50.

Brian Ruttenbur:	Right, and you anticipate it to be that mix going forward?

Bob LaPenta:	No, I think a little more Solutions depending on where we end up on these new programs with Enrollment (Services). So it'd still be close to 50/50. It could go 1 or 2 percentage either way.

Brian Ruttenbur:	OK, can you talk a little bit about gross margins for '09 and 2010 where you anticipate those shaking out?

Bob LaPenta:

I would say gross margins on a GAAP basis will be in the 32 percent range. On a cash basis – on a GAAP basis, 30 to 32 percent; on a cash basis 37 percent depending on, again, the mix of enrollment and Biometrics solutions.

Brian Ruttenbur:	Is that '09 or '10 or both?

Bob LaPenta:	Sorry?

Brian Ruttenbur:	Was that 2009 you were talking about, 2010, or both?

Bob LaPenta:	The 2010 I think I just gave you, 2009 is similar.

Brian Ruttenbur:	OK, and then question on the debt. You were planning to pay off – I believe on a previous call you talked about paying off $10 million in '09. Do you still plan to do that?

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Moderator: Lisa Cradit

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Confirmation # 32964355

Bob LaPenta:	I think we're going to pay, I think we paid four million. We'll probably pay another ...

Jim DePalma:	Five million.

Bob LaPenta:

Another three million, so seven million for the year. As you know, we broke out the term loan into two tranches so 50 percent is only 1 percent amortization and the other one will go up to like 2-1/2 percent a quarter. So very little in the fourth quarter. Next year, well it's scheduled about $20 million to $21 million in amortization. And we're going to use the balance most likely to invest in our Secure Credentialing business.

Brian Ruttenbur:	OK, so the plan next year is pay down $20 million and the remainder of your cash flow, not to pay off debt but to invest in the business, right?

Bob LaPenta:	Right.

Brian Ruttenbur:	OK, very good. Thank you.

Operator:	Our next question comes from Jeff Kessler with Imperial Capital.

Jeff Kessler :

Thank you and thank you for allowing me on the call. A couple of questions here. First, it's clear that your credentialing business is really becoming a return on investment type of situation in which your – or you can even call it a type of situation where you're investing a lot of capital up front in printers and setup and software and the like and reaping it down on the back end, on a recurring basis; almost like my favorite alarm businesses.

Bottom line is have you been able to quantify what types of return on investment that you're looking for in this type of business so that we can have some idea that what you're investing is turning out to be a real – a return, that is, that is in line or let's say in excess of your cost of capital?

Bob LaPenta:

That’s a great question. Again, something that we were discussing recently. Next year – this year for instance, that business, before corporate allocation of about 2-1/2, 3 percent, they're going to go about $205 million and earn about $55 million.

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Moderator: Lisa Cradit

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And as we noted, most of that Capex relates to that group. If you look at next year, again without RT, and without a lot of revenue, but some, or this TSA program I'm talking about. There are going to be somewhere in the $215-ish, $215, $220 million range, and we think they're going to earn north of $60 million.

But again, most of that Capex we're talking about, probably $50 million of it is going to be for investments in the driver's license business. We're then going to see that 30 percent increase in the $75 million driver's licenses I talked about, you're going to see the kiosks begin the gain traction.

We're going to be able – we're talking electronic kiosks for passports and driver's license renewal. And with recurring Capex in 2011 of let's say $20 million for them, we think they'll be earning in excess of $65 - $70 million. So that’s, you know, I think that’s a very nice business.

Jeff Kessler :	And the Capex at that point would be ...

Bob LaPenta:	Twenty million for them.

Jeff Kessler :	OK.

Bob LaPenta:

You know, we're kind of – I got to tell you. You may not know. I'm more excited about this business today than when we started it. It's been a long road. We built a great company here, but I got to tell you, the space is probably if not where we thought it would be, it's better than we thought it would be.

We're building a business and, you know, you got to make investment. You know I wish 2011 was 2010, but we're building a business and that's just what we got to do. So, you know, I'm not going to go out there and loose States just because – so our cash flow can be better next year. So, you know, looking at the long-term, I'm the largest investor. So my interests are aligned with everybody out there, and I feel very comfortable with where we are.

Jeff Kessler:	All right. One other question with regard to TWIC and some of these other programs out there. I know that your Enterprise Access folks, we saw the

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

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equipment obviously, you know. And while some of the analysts may have pooh-poohed it, some of the end-users we talked to really were high on some of the higher end TSA – you know, PIV and HSPD-12 compliant units that you have out there.

The question is, do your TSA numbers depend on the acceptance of some of these new ruggedized devices that are out there? Can you compete with them or without them? Or does this add a significant amount because though the devices look nice but the question – this is obviously the old Bioscrypt’s real foray into a lot of new devices in a long time?

Bob LaPenta:

Yes. Let me talk about Bioscrypt (Enterprise Access) for a minute. Number 1, I think while they didn't have a great year sales wise, in the original guidance for them this year, we thought they'd do about $20 million. They did commit around $15.5 million and I think a lot of that resulted from the economy, from our labor access (devices), you know, labor recording devices, things of that nature.

They did a phenomenal job of designing a whole new product line. And when the customers saw our outdoor TWIC device, they said this device is unbelievable. And they gave us certification in like 2 weeks. I mean it was unbelievable.

Now what we're doing there is we're going to consolidate the Bioscrypt (Enterprise Access) group in with the Biometrics group. We're implementing that as we speak, and we're excited about that because we think it's going to help them focus and now (inaudible) their sales capability.

Also, the fact that we have the TWIC program in our Enrollment business says we're getting all the ports. I think that's going to bode well for us as we try to install those units in the ports. So, you know, I think they did a great job designing products. I think they have great product. And we're hoping next year that we're successful in selling some of them.

Jeff Kessler:	Well, the question is, are these units beyond the need for some type of ruggedized device in TWIC that's PIV compliant?

L-1 IDENTITY SOLUTIONS INC

Moderator: Lisa Cradit

10-28-09/10:00 a.m. CT

Confirmation # 32964355

Bob LaPenta:	It's PIV compliant. We are ...

Jeff Kessler :	I mean are there other uses? Are there other government-required entities that will have to have some type of ruggedized devices as well?

Bob LaPenta:

The answer is yes. And that will be in some airport facilities, in base security, things of that nature. If you saw the whole product line, it's kind of a scale thing, going from the normal indoor, with or without PIV, to a kind of a moderate device that can take moderate (weatherized) temperatures outdoors. And then there's the high-end device that handles both PIV, TWIC cards and the total (extreme outdoor condition) capability.

Jeff Kessler:

OK, one final question and then I'll leave you the floor. You have alluded to not just having the ABIS device but obviously your own matching device capability from time to time. It's been one of those perhaps holes in your portfolio of creating a total solution. To what extent can you provide a total solution including matching or ABIS, if you want to call it that, and to what – and where are you limited at this point in bidding on jobs like that?

Bob LaPenta:	When we started on this journey 3-1/2 years ago, we said we were going to put together a Company that had state-of-the-art technology and we were going to be able to provide an end-to-end solution.

And I can tell you today we have every capability we need. There is no major hole in our ability to provide the solutions that we're currently competing on. Having said that, we continually look at areas where we can enhance our product line.

We're looking at incorporating new biometrics into our ABIS, like DNA and voice. And I think our contract with the DoD is going to facilitate that. Our contract in the Middle East, with this Middle Eastern customer, is a total end-to-end solution incorporating mobile. So we're excited about that.

You know, I'll also point out, we had a couple of successes this year that I didn't talk about. We were successful in booking our first State ABIS, which is really exciting to us, because I think we're going to be able to now go to

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Moderator: Lisa Cradit

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other States and offer them a solution competing against, you know, our good friends at Sagem.

And we won, I believe, a very exciting opportunity in a State to provide facial recognition that's going to be integrated into their video network. We think that's very exciting. We're going to have a marketing campaign next year to go and sell that to all the major States in the country.

Jeff Kessler:	You're actually going to market your ABIS capabilities, because apparently feet on the street, lack of recognition, lack of brand in that area has been your big problem so far.

Bob LaPenta:

Well, I agree with that, but I got to tell you, when it comes to performance in the multi-modal arena, we're tough to beat. In fact, you know, everybody heard about NGI and the fact that, you know, Lockheed gave this to Sagem, they basically were incumbent on the original ABIS.

Our performance relative to the competition was very, very strong. And, you know, I'm not going to go into the details on the procurement, but one of the things we had to work on was becoming CMMI certified. We have a program in place, and you know what that is, that's basically having all the facilities, have a good design program, have a lot of documentation, quality assurance, that kind of thing. We're going to have level 3 or level 4 CMMI by the end of next year.

Jeff Kessler:	Right. Great, thank you very much.

Operator:	Our final question comes from Jordan Teramo with Brigade Capital.

Bob LaPenta:	Hi Jordan.

Operator:	Jordan your line is open.

Bob LaPenta:	OK.

Operator:	There are no further questions, at this time I would like to now turn the floor back over to Bob LaPenta for closing remarks.

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Moderator: Lisa Cradit

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Bob LaPenta:

OK, well thanks again for participating on the call. I hope you sense that we're committed, we're building a great Company and we're going to post signs all over our divisions, beat next year's numbers, and I'm confident we're going to do that. Anyway, with that thanks and we'll talk to you at the end of the next quarter, have a good day.

Operator:

Thank you this does conclude today's teleconference. Today's call is being recorded and will be available for replay beginning at 2:00 pm Eastern Time today. The dial in number for the replay is 1-800-642-1687 for U.S. callers and 706-645-9291 for those outside the U.S.

Please use, pass code 3296435, please disconnect your lines at this time and have a wonderful afternoon.

END